Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2013 relating to the financial statements as of and for the years ended December 31, 2012 and 2011 and the cumulative period from March 19, 2001 (inception) to December 31, 2012 of Rexahn Pharmaceuticals, Inc. appearing in the Annual Report on Form 10-K of Rexahn Pharmaceuticals, Inc. for the year ended December 31, 2012.

/s/ ParenteBeard LLC

Reading, Pennsylvania
June 11, 2013